EXHIBIT 99.1

                           CHESTER VALLEY BANCORP INC.
              REPORTS SECOND CONSECUTIVE QUARTER OF RECORD EARNINGS

FOR IMMEDIATE RELEASE

WEDNESDAY JANUARY 28, 2004

CONTACT:  JOSEPH T. CROWLEY
          TREASURER & CHIEF FINANCIAL OFFICER
          (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted its second consecutive quarter of record earnings of $1.6 million or $0.31 per diluted share for the three- months ended December 31, 2003. This exceeds its previous record of $ 1.5 million reported for the first quarter ended September 30, 2003. This compared to $1.4 million or $0.29 per diluted share for the three-months ended December 31, 2002. The Company also reported earnings of $3.1 million or $0.62 per diluted per share for the six-months ended December 31, 2003 as compared to $2.9 million or $0.59 per diluted share for the six-months ended December 31, 2002.

While the historically low interest rate environment continues to challenge the Company as well as the financial services industry as a whole, the Company reports that its tax equivalent net interest margin increased .23% and .12% for the three- and six-month periods ended December 31, 2003 in comparison to the same periods ended December 31, 2002. This is the first time that an increase in margin has occurred in over a year.

At December 31, 2003, commercial and construction loans increased by 9.8% to $215.6 million as compared to $196.4 million at June 30, 2003. Over the same period, core deposits increased to $271.5 million as compared to $254.0 million, a 6.9% increase.

"Our Company remains focused on increasing fee income and restructuring the balance sheet to more closely mirror that of a commercial bank. In many respects, the transition has been substantially completed, while we continue to make significant progress in achieving the remaining objectives. We believe our branch locations are well positioned, our commercial loan department is strong and growing and our wealth management initiatives are escalating our fee income. We will remain flexible and seek opportunities to enhance our franchise to include branch purchases and other acquisitions. Our recent announcement of a definitive agreement signed with PNC Bank to acquire their Coatesville branch is an example of our branch enhancement program," stated Donna M. Coughey, President & CEO.

Net income for the three- and six-months ended December 31, 2003 increased by $175,000 and $224,000 as compared to the same periods in 2002. Net interest income increased by $405,000 and $470,000 over the same three and six-month periods due largely to the improved net interest margin noted earlier. Contributing to the improved net interest margin was lower funding costs attributed to a general decline in market interest rates. In addition, the Company is reaping the benefits of interest rate swap transactions that were initiated in the first quarter to hedge a portion of the Company's higher costing Federal Home Loan Bank borrowings, as part of the its on-going interest rate risk management strategies.

Investment services income and service charges and fees increased $141,000 and $290,000 for the three- and six-months ended December 31, 2003, respectively. This is due primarily to fees associated with core deposits as well new personal trust business. Gains on securities available for sale were $559,000 and $634,000 for the three- and six-months ended December 31, 2003. This is largely due to the tender of a bond and the liquidation of a portfolio of Community Bank stock investments.

Operating expenses increased 11.7% or $516,000 for the three-months ended December 31, 2003 as compared to the three-months ended December 31, 2002. The increase is due largely to legal expense associated with a Sarbanes-Oxley review conducted on behalf of the Audit Committee, annual employee salary increases as well as the costs associated with the opening of the Eagle branch in April 2003. For the six-months ended December 31, 2003 as compared to the same period ended December 31, 2002, the increase in operating expenses was less pronounced at $582,000 or 6.7%, due largely to the aforementioned salary increases and branch opening. The provision for loan losses was $296,000 and $676,000 for the three- and six-months ended December 31, 2003 as compared to $101,000 and $242,000 for the three- and six-months ended December 31, 2002. The increase resulted principally from the Company's building of reserves to cover the changing loan mix as well as loan growth.

Total assets at December 31, 2003 increased to $606.3 million as compared to $584.5 million at June 30, 2003. The $21.8 million increase was driven by loan growth of $15.3 million, primarily within the Commercial loan portfolio. The loan growth was funded mostly with Federal Home Loan Bank advance borrowings.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square and Eagle Square. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".

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

                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
               (Dollars in Thousands Except for Per Share Amounts)

***   CONSOLIDATED OPERATIONS DATA:

                                                        THREE-MONTHS ENDED                SIX-MONTHS ENDED
                                                           DECEMBER 31,                     DECEMBER 31,
                                                 -----------------------------    -----------------------------
                                                     2003             2002             2003            2002
                                                 ------------    -------------    -------------   -------------
Total interest income                                 $7,438           $8,047          $14,865         $16,467
Total interest expense                                 2,695            3,709            5,414           7,486
                                                 ------------    -------------    -------------   -------------
NET INTEREST INCOME                                    4,743            4,338            9,451           8,981
  Provision for loan losses                              296              101              676             242
                                                 ------------    -------------    -------------   -------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                     4,447            4,237            8,775           8,739
Total other income                                     2,570            2,076            4,584           3,849
Other operating expenses                               4,912            4,396            9,299           8,717
                                                 ------------    -------------    -------------   -------------
  Income before income taxes                           2,105            1,917            4,060           3,871
  Income tax expense                                     507              494              948             983
                                                 ------------    -------------    -------------   -------------
NET INCOME                                            $1,598           $1,423           $3,112          $2,888
                                                 ============    =============    =============   =============
EARNINGS PER COMMON SHARE (1)
   Basic                                               $0.33            $0.30            $0.65           $0.61
                                                 ============    =============    =============   =============
   Diluted                                             $0.31            $0.29            $0.62           $0.59
                                                 ============    =============    =============   =============

*** CONSOLIDATED FINANCIAL CONDITION DATA:

                                                                  DECEMBER 31,       JUNE 30,
                                                                     2003              2003          % CHANGE
                                                                  ------------     ------------     -----------
Total assets                                                        $606,298         $584,528          3.72%
Loans and loans held for sale, net                                   400,139          384,828          3.98%
Deposits                                                             390,364          400,586         -2.55%
Total stockholders' equity                                            51,827           49,571          4.55%

*** OTHER SELECTED DATA:
                                                        THREE-MONTHS ENDED                SIX-MONTHS ENDED
                                                           DECEMBER 31,                     DECEMBER 31,
                                                 -----------------------------    -----------------------------
                                                      2003             2002             2003            2002
                                                 ------------    -------------    -------------   -------------
Average interest rate spread (2)                       3.42%            3.15%            3.46%           3.29%
Net yield on average interest-earning assets (2)       3.46%            3.23%            3.49%           3.37%
Ratio of average interest-earning assets
   to average interest-bearing liabilities             1.04 x           1.05 x           1.04  x         1.05  x
Non-performing assets to total assets                  0.74%            0.19%            0.74%           0.19%
Book value per common share (1)                      $10.68            $9.79           $10.68           $9.79
Closing price of common stock at end of period (1)   $23.16           $21.58           $23.16          $21.58
Number of full-service offices at end of period          10                9               10               9


(1)Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2003.

(2)Percentages are presented on a taxable equivalent basis.